Exhibit 99.2

GOVERNANCE UPDATE

INTRODUCING RED HAT’S NEW CHAIRMAN OF THE BOARD

August 2017

Red Hat, Inc. is pleased to introduce our new Chairman of the Board, Dr. Narendra Gupta. Dr. Gupta succeeds General H. Hugh Shelton, who retired as Chairman and a director earlier this month.

Dr. Gupta joined Red Hat’s Board in November 2005. He serves on our Compensation Committee. In the past, he has also served on our Audit and Nominating and Corporate Governance Committees.

Dr. Gupta has a broad range of technology company experience, serving, or having served, on the boards of a number of technology companies. He is a co-founder and Managing Director of Nexus Venture Partners, a venture capital fund. Previously, Dr. Gupta co-founded Integrated Systems Inc., a provider of embedded software products, which went public in 1990. Dr. Gupta also serves on the board of trustees of the California Institute of Technology.

As part of our introduction, we would like to share Dr. Gupta’s thoughts on Red Hat and serving as Red Hat’s Board Chairman.

Q&A with Dr. Gupta

What is it about Red Hat that stands out to you the most?

This is an exciting time for Red Hat. Many customers turn to us for our leadership in open source, and our expertise when it comes to building hybrid clouds. Companies are dealing with real challenges brought on by digital transformation and the need for innovation. We believe Red Hat is uniquely positioned to provide the tools needed to meet those challenges. We’ve achieved impressive growth over the years since I first joined the Board, due in part to our expanded technology portfolio including cloud, Linux, middleware, storage, and virtualization technologies. It’s been exciting and rewarding to be a part of it, and I’m looking forward to continuing that success as we execute on our vision to bring the best of open source to the enterprise.

What drew you to serve as Red Hat’s Chairman of the Board?

Red Hat has a talented group of people serving on its Board, and I am proud to be included among them. Our Board enjoys a collegial environment among its colleagues that complements the unique culture of collaboration at Red Hat, a culture that is a source of competitive advantage in the IT industry. I’m looking forward to continuing the work with my colleagues to lead Red Hat to future success.

How does the Board approach director recruitment?

We focus on identifying candidates with a reputation for high ethical standards who can bring different experiences and qualifications to our Board. We regularly review our Board’s composition, striving to maintain the right balance of skills, tenure and experience that best serves Red Hat and its stockholders. In evaluating candidates, the Board considers any specific needs identified in our annual board assessment, and seeks to identify candidates that can contribute to the overall diversity of thought and bring fresh perspectives within the Board. Over the past three years, we have added two new directors with global business experience and expertise in finance and IT roles. We plan to maintain this focus as we search for appropriate candidates to add to our Board.

OTHER GOVERNANCE MATTERS

Highlights of Red Hat’s corporate governance and executive compensation programs are included on the fact sheet attached to this email. The fact sheet can also be found on our Investor Relations page at https://investors.redhat.com/.

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ABOUT RED HAT

Red Hat is the world’s leading provider of open source software solutions, using a community-powered approach to provide reliable and high-performing cloud, Linux, middleware, storage and virtualization technologies. Red Hat also offers award-winning support, training, and consulting services. As a connective hub in a global network of enterprises, partners, and open source communities, Red Hat helps create relevant, innovative technologies that liberate resources for growth and prepare customers for the future of IT. Learn more at http://www.redhat.com.